Exhibit 8.2

Globus Maritime Limited

128 Vouliagmenis Avenue, 3rd Floor

166 74 Glyfada

Athens, Greece

Our reference: 25810.50005/80494896v3

May 17, 2017

Registration Statement on Form F-3 – Exhibit 8.2 Opinion

Dear Sirs:

We have acted as counsel to Globus Maritime Limited, a Marshall Islands corporation (the “Company”), in connection with the Company's registration statement on Form F-3 (as amended or supplemented from time to time and inclusive of all exhibits, the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of the potential resale from time to time of 35,130,017 of the Company’s common shares, par value $0.004 per share, of which 2,750,000 are issued and outstanding and 32,380,017 are issuable upon the exercise of currently issued and outstanding warrants.

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of all such documents, including (i) the Registration Statement and the prospectus contained therein (the “Prospectus”), (ii) the articles of incorporation and bylaws of the Company, and (iii) such other corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary.

In such examination, we have assumed: (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct, and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

This opinion letter is limited to Marshall Islands Law.  We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Registration Statement and the Prospectus, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we hereby confirm that we have reviewed the discussion set forth in the Prospectus under the caption “Tax Considerations – Marshall Islands Tax Considerations” and we confirm that the statements in such discussion, to the extent they constitute legal conclusions, unless otherwise noted, are the opinion of Watson Farley & Williams LLP with respect to Marshall Islands tax consequences as of the date of the Prospectus (except for the representations and statements of fact of the Company included under such caption, as to which we express no opinion).

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and to the references to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP